                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number: 3235-0287        /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

+--------+
| FORM 4 |             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                           WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Palmen                         Catherine
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     21300 Bertram Road
--------------------------------------------------------------------------------
                                   (Street)

     San Jose                      CA                                 95102
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Amnis Systems    (AMNM)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   April 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


      X Director    ___ Officer             ___ 10% Owner    ___ Other
    ----                (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

       X Form filed by One Reporting Person
     ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of           2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   Security              action     action          or Disposed of (D)                Securities           ship          of In-
   (Instr. 3)            Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
                                    (Instr. 8)                                        Owned at             Direct        Bene-
                         (Month/                                                      End of Month
                         Day/    --------------- -------------------------------                           (D) or        ficial
                         Year)                                                        (Instr. 3 and 4)     Indirect      Owner-
                                  Code       V   Amount        (A) or    Price                             (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
   None
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction
4(b)(v).

                              Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of                                                       Disposed of (D)
                                      Deriv-              (Month/                                    (Instr. 3, 4, and 5)
                                      ative               Day/
                                      Security            Year)
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                 $0.375              04/16/01              A         V            2,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-        ship          of In-
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          direct
                                 Date                                           ative       Secur-           of De-        Bene-
                                 (Month/Day/                                    Secur-      ities            rivative      ficial
                                 Year)                                          ity         Bene-            Securities    Owner-
                                                                                (Instr.     ficially         Bene-         ship
                               --------------------------------------------     5)          Owned            ficially      (Instr.
                               Date     Expira-              Amount or                      at End           Owned at      4)
                               Exer-    tion         Title   Number of                      of               End of
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                   (1)    5/25/10    Common
                                                     Stock         2,000         (2)          2,000           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The option is immediately exercisable.
(2) Received in connection with the merger of Optivision, Inc. with TTS Acquisition Inc., a wholly-owned subsidiary of Amnis Systems Inc., in exchange for an employee stock option to acquire 20,000 shares of Optivision, Inc. common stock for $0.0375 per share.

       ** Intentional misstatements or omissions of facts constitute Federal           /s/   Catherine Palmen           05/02/01
          Criminal Violations.                                                   -------------------------------  -----------------
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              **Signature of Reporting Person        Date


   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2